EXHIBIT 10.57

SECURED NON-RECOURSE PROMISSORY NOTE

March 12, 2002                                                                                                                                                    $186,180

    FOR VALUE RECEIVED, Hugh G. McBreen, an individual residing at 15 Kensington Drive, North Barrington, Illinois 60016 ("Payor"), hereby promises to pay to Butler International, Inc., a Maryland corporation ("Payee" or the "Company"), or its assigns, the principal amount of one hundred eight-six thousand, one hundred eighty dollars exactly ($186,180). Certain capitalized terms used in this Secured Non-Recourse Promissory Note (the "Note") are defined in Section 3 below.

    This Note is being made by Payor in order to finance the Payor's purchase of (i) 60,000 shares of common stock, par value $.001 per share, of the Company (the "Common Stock") from the Company, at $2.413 per share of Common Stock, pursuant to a stock warrant granted by the Company to the Payor on June 10, 1993, and (ii) 18,000 shares of Common Stock from the Company, at $2.30 per share, pursuant to a stock option granted by the Payor to the Company on May 11, 2001, for a total of 78,000 shares of Common Stock, at an aggregate exercise price of $186,180.

    This Note is secured by the Pledged Collateral under the terms of the Stock Pledge Agreement and is entitled to the benefits thereof.

    1. Payment of Note.

    (a) Maturity Date. Except as otherwise provided herein, the entire unpaid principal balance of this Note (together with interest accrued thereon) shall become due and payable on the seventh anniversary of the date of this Note (the "Maturity Date");

    (b) Interest. No interest shall accrue on this Note; and

    (c) Non-Recourse Obligations. Notwithstanding anything to the contrary stated herein, Payee agrees that for payment of this Note it will look solely tot he Pledged Collateral or such other collateral, if any, it may now or hereafter be given to secure the payment of this Note, and no other assets of Payor shall be subject to levy, execution or other enforcement procedure for the satisfaction of the remedies of Payee, or for any payment required to be made under this Note.

    (d) Forgiveness Upon Change in Control or Other Circumstances. The Payor's obligations under this Note to pay the Company the principal amount due hereunder shall be forgiven and deemed to have been discharged in its entirety in the event one of the following occurs prior to the Maturity Date, and provided the Payor continues to hold office as a director of the Company through such time:

            (1) if Payor runs for re-election as director but is not re-elected;

            (2) the disability of the Payor;

            (3) the death of the Payor; or

            (4) a "Change of Control" of the Company.

    For purposes of this Note, a "Change of Control" means (a) the acquisition by any person, entity or group, in one or more transactions, of (i) an aggregate of 51% or more of the voting power or voting securities, or the right to acquire such voting power or voting securities, of the Company, or (ii) all or substantially all of the assets of the Company or of its subsidiaries, or the right to acquire the same, in either case, which acquisition was not approved unanimously by the Board of Directors of the Company prior to any such acquisition, or (b) a change of control that would be required to be reported on the Company's proxy statement, or (c) the Company is merged or consolidated or reorganized into or with another corporation or other legal person and as a result of such merger, consolidation or reorganization less than 75% of the outstanding voting securities or other capital interests of the surviving, resulting or acquiring corporation or other legal person are owned in the aggregate by the stock holders of the Company immediately prior to such merger, consolidation or reorganization.

    2. Events of Default.

    (a) Definition. For purposes of this Note, an Event of Default shall be deemed to have occurred if:

        (i) Payor fails to pay when due any amount (whether interest, principal or other amount) then due or payable on this Note for a period of thirty (30) days after the holder of this Note notifies Payor of such failure;

        (ii) Payor fails to perform or observe any other provision contained in this Note or the Stock Pledge Agreement and such failure continues unremedied for a period of thirty (30) days after the holder of this Note notifies Payor of such breach; or

        (iii) Payor makes an assignment for the benefit of creditors or admits in writing his inability to pay his debts generally as they become due; or an order, judgment or decree is entered adjudicating Payor bankrupt or insolvent; or any order for relief with respect to Payor is entered under the Bankruptcy Code; or Payor petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator, or commences any proceeding relating to himself under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against Payor and either (a) Payor in writing indicates his approval thereof, consents thereto or acquiesces therein or (b) such petition, application or proceeding is not dismissed within ninety (90) days.

    (b) Consequences of Default.

        (i) If any Event of Default (other than the type described in paragraph 2(a)(iii) hereof) has occurred, the holder of this Note may demand (by written notice delivered to Payor) immediate payment of all or any portion of the outstanding principal amount of this Note, which amount shall become due and payable upon such demand. If an Event of Default of the type described in paragraph 3(a)(iii) has occurred, than all of the outstanding principal amount of this Note shall automatically be immediately due and payable without any action on the part of the holder of this Note.

        (ii) Each holder of this Note shall also have any other rights which such holder may have been afforded under this Note or the Stock Pledge Agreement at any time and any other rights which such holder may have pursuant to applicable law.

    3. Certain Defined Terms. As used in this Note, the following terms shall have the following meanings:

                "Bankruptcy Code" means the Bankruptcy Code of 1978, as amended.

                "Pledged Collateral" means the Common Stock pledged by Payor under the Stock Pledge Agreement as security for Payor's performance of this obligation under this Note.

                "Stock Pledge Agreement" means the Stock Pledge Agreement dated the date hereof between Payor and the Company.

    4. Amendment and Waiver. Except as otherwise expressly provided herein, the provisions of this Note may note be amended and Payor may not take any action prohibited herein, or omit to perform any act required to be performed by him herein, unless Payor has obtained the prior written consent of the holder of this Note.

    5. Cancellation. After all obligations for the payment of money arising under this Note have been paid in full, this Note will be surrendered to Payor for cancellation.

    6. Notices; Place of Payment. Any notice hereunder shall be in writing and shall be delivered by recognized courier, facsimile or certified mail, return receipt requested, and shall be conclusively deemed to have been received by a party hereto and to be effective on the day on which delivered or facsimiled to such party at its address set forth below (or at such other address as such party shall specify in writing):

                If to Payor:             Hugh G. McBreen
                                                15 Kensington Drive
                                                North Barrington, Illinois 60016

                If to Payee:             Butler International, Inc.
                                                110 Summit Avenue
                                                Montvale, New Jersey 07645
                                                Attn: Chief Financial Officer

All payments to be made under this Note are to be delivered to the holder at such address or to the attention of such person as the holder may designate by prior written notice to Payor. At the request of the holder of this Note, all payments shall be made by wire transfer of immediately available funds to an account which the holder may designate from time to time.

    7. Waiver of Presentment, Demand, Dishonor.

    (a) Payor hereby waives presentment for payment, protest, demand, notice of protest, notice of nonpayment and diligence with respect to this Note, and waives and renounces all rights to the benefits of any statute of limitations or any moratorium, appraisement, exemption, or homestead now provided or that hereafter may be provided or allowed under the Bankruptcy Code, both as to himself and as to all of his property, whether real or personal, against the enforcement and collection of the obligations evidenced by this Note and any and all extensions, renewals and modifications hereof.

    (b) No failure on the part of any holder of this Note to exercise any right or remedy hereunder with respect to Payor, whether before or after the happening of an Event of Default, shall constitute waiver of any such Event of Default or of any other event of Default by such holder or on behalf of any other holder. No failure to accelerate the debt of Payor evidenced hereby by reason of an Event of Default or indulgence granted from time to time shall be construed to be a waiver of the right to insist upon prompt payment thereafter, or shall be deemed to be a novation of this Note or a reinstatement of such debt evidenced hereby or a waiver of such right of acceleration or any other right, or be construed so as to preclude the exercise of any right any holder of this Note may have, whether by the laws of the state governing this Note, by agreement or otherwise, and Payor hereby expressly waives the benefit of any statute or rule of law or equity that would produce a result contrary to or in conflict with the foregoing.

    8. Governing Law. the validity, construction and interpretation of this Note shall be governed by and construed in accordance with the internal laws of the State of New Jersey.

    9. Transfer; Assignment. This Note may not be negotiated, assigned or transferred by Payor at any time, except with Payee's prior written consent. This Note may not be negotiated, assigned or transferred by Payee except in connection with the sale of all or substantially all of Payee's assets.

    10. Entire Agreement. This Secured Non-Recourse Promissory Note and the Stock Pledge Agreement contain the entire agreement of the parties and supersedes all other agreements, understandings and representations, oral or otherwise, between the parties with respect to the matters contained herein. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs, administrators, fiduciaries, next of kin and executors. Section headings used herein are for convenience only and shall not affect the meaning or construction of any of the provisions hereof. This Agreement may be executed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

    IN WITNESS WHEREOF, Payor has executed and delivered this Secured Non-Recourse Promissory Note on the date first written above.

Hugh G. McBreen